Exhibit 3.2

CERTIFICATE OF INCORPORATION
OF
VISION-EASE LENS, INC.

The undersigned, for the purpose of incorporating a corporation under the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:I.

The name of the corporation is: Vision-Ease Lens, Inc. (the “Corporation”).

II.

The Corporation shall have authority to issue 1,000 shares of common stock of $0.01 par value per share.  The board of directors of the Corporation (the “Board of Directors”) may from time to time distribute the assets of the Corporation to its stockholders, in cash or in property, as permitted by applicable law.

III.

The initial registered office of the Corporation shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The initial registered agent of the Corporation shall be The Corporation Trust Company.

IV.

The name and address of the incorporator is:

Ronald J. Lieberman, Esq.
c/o Hunton & Williams LLP
600 Peachtree Street, NE, Suite 4100
Atlanta, Georgia 30308

V.

The mailing address of the initial principal office of the Corporation is: 7000 Sunwood Drive NW, Ramsey, Minnesota, 55303.

VI.

The Corporation is organized for the purpose of engaging in any and all lawful businesses not specifically prohibited to corporations for profit under the laws of the State of Delaware, and the Corporation shall have all powers necessary to conduct any such businesses and all other powers enumerated in the DGCL or under any act amendatory thereof, supplemental thereto or substituted therefor.

VII.

To the fullest extent permitted by the DGCL, as the same may be amended from time to time, or any other applicable laws presently or thereafter in effect, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty.  If the DGCL is hereafter amended to authorize further elimination of the liability of a corporation’s directors or officers for breach of fiduciary duty, then a director or officer of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended.  No amendment or repeal of this provision will deprive a director or officer of the benefits of this Article VII with respect to any act or omission occurring prior to such amendment or repeal.

VIII.

1.             Right to Indemnification.  The Corporation shall, to the fullest extent permitted by the DGCL, as the same may be amended from time to time, or any other applicable laws presently or thereafter in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether brought by or in the right of the Corporation or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.  Additionally, to the extent authorized by the Board of Directors, the Corporation may, to the fullest extent permitted by the DGCL, as the same may be amended from time to time, or any other applicable laws presently or thereafter in effect, indemnify any other person whom it has the power to indemnify.  The right to indemnification shall extend to the heirs, executors, administrators and estate of any such indemnitee.  The right to indemnification provided in this Article VIII (a) will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation, pursuant to any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and (b) will be applicable to matters otherwise within its scope whether or not such matters arose or arise before or after the adoption of this Article VIII. Without limiting the generality or the effect of the foregoing, the Corporation may adopt bylaws, or enter into one or more agreements with any person, that provide for indemnification greater or otherwise different than that provided in this Article VIII or the DGCL, and any such agreement approved by the Board of Directors will be a valid and binding obligation of the Corporation regardless of whether one or more members of the Board of Directors, or all members of the Board of Directors, are parties thereto or to similar agreements. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article VIII will not adversely affect any right or protection existing hereunder, or arising out of events occurring or circumstances existing, in whole or in part, prior to such amendment, repeal or adoption, and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any agreement entered into or right granted prior to the effective date of such amendment, repeal or adoption.

2.             Right to Advancement of Expenses.  The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Corporation the expenses (including,

without limitation, attorneys’ fees and expenses) reasonably incurred in defending any such action, suit or proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

3.             Merger or Consolidation.  For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VIII with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

IX.

The initial Board of Directors shall initially consist of one member, who shall be Theodore W. Beneski.

X.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 10th day of July, 2006.

/s/ RONALD J. LIEBERMAN
Ronald J. Lieberman, Esq., Incorporator